Exhibit 99.1

Green Plains Partners Reduces Quarterly Distribution

OMAHA, Neb., April 16, 2020 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) announced today that the board of directors of its general partner reduced the quarterly cash distribution by 75% to $0.12 per unit on all of its outstanding common units, or $0.48 per unit on an annualized basis, for the first quarter of 2020. This reduction will free up approximately $33.8 million annually, which the company intends to use to reduce debt. The distribution is payable on May 8, 2020, to unitholders of record at the close of business on May 1, 2020.

“We believe this decision by our board of directors will strengthen our balance sheet for the benefit of all stakeholders and create long term value for our unit holders,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We are currently working with our existing lender group to extend our credit line which will likely include a change to overall commitment levels and pricing, as well as require principal amortization as part of the transaction. Our goal is to pay off the debt within the next 18 months through this distribution reduction and other actions.”

This release serves as a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Green Plains Partners’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, all of the partnership’s distributions to foreign investors are subject to U.S. federal income tax withholding at the highest effective tax rate.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact: Phil Boggs, Senior Vice President, Investor Relations & Treasurer | email: phil.boggs@gpreinc.com | phone: (402) 884-8700

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